Exhibit  23.2

                  INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Diagnostic/Retrieval Systems, Inc.:

We consent to the use of our reports dated May 17, 1996 on the consolidated financial statements and related schedule of Diagnostic/Retrieval Systems, Inc. and subsidiaries as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, which reports appear or are incorporated by reference in the March 31, 1996 Annual Report on Form 10-K of Diagnostic/Retrieval Systems, Inc., incorporated herein by reference and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.


                                       KPMG Peat Marwick LLP

Short Hills, New Jersey
October 18, 1996